Exhibit 99.1

Verde Bio Holdings, Inc. Announces Acquisition of Haynesville Shale Mineral and Royalty Interest

Verde’s 19th Acquisition Includes Revenue Producing Natural Gas Interests in Desoto Parish, Louisiana

FRISCO, TEXAS, May 3, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Verde Bio Holdings, Inc. (OTCQB: VBHI), a growing oil and gas Company, today announced that it has entered into an agreement to acquire revenue producing mineral and royalty interests in the prolific Haynesville Shale of Northern Louisiana, held by a private seller for a purchase price of $3.2 million in cash. The Company continues to build a diversified, revenue producing portfolio of high-quality assets. Today’s announcement marks the nineteenth acquisition by Verde to date.

The interest acquired by Verde currently produces approximately $70,000 per month in revenue and Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after May 1, 2021.

The interest being acquired covers approximately 5,760 gross acres in Desoto Parish, LA and is operated by E&P leader, Southwestern Energy and Diversified Energy. Currently, there are 31 wells producing from the Haynesville and Cotton Valley formations and another 13 inactive wells, which will likely be reworked and brought online in the near future, along with an excellent outlook for more wells on the acreage given Southwestern’s aggressive drilling schedule and well performance in the immediate area of the acreage being acquired.

Scott Cox, CEO of Verde, said, “We are excited about the interests being acquired through this acquisition. Deals like this with large well count and gross acreage exposure are difficult to find at fair prices. This is a great natural gas addition to our portfolio and we are proud to have built a Company which is creative and flexible enough to take advantage of these deals when they become available.”

Mr. Cox added: “We have great confidence in these assets, as well as the Haynesville and we look forward to jointly benefiting as they continue to operate and develop the resource. Southwestern and Diversified are highly reputable, active and well-funded operators and we are very pleased that this is one of their core areas. We have high expectations for this property and its future.”

“Acquisitions like this continue to confirm our growth plan of acquiring diversified minerals and royalties and building a strong portfolio while taking advantage of the historic buyer’s market in the industry currently. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we are building a highly diversified portfolio of revenue producing interests and look forward to continuing to build on these through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTCQB: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of high-growth mineral rights and select non-operated working interests in premier US basins. Verde currently owns producing mineral, royalty and over-riding royalty interests in the DJ Basin of Colorado and Wyoming, the Haynesville Shale of Louisiana, the Anadarko Basin of Oklahoma, the Delaware and Permian Basin of Texas and the Marcellus and Utica shales in West Virginia. The Company is focused on providing strong shareholder returns through asset growth generated by our acquisitions of revenue producing assets. For more information, go to: www.verdebh.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Kirin Smith, PCG Advisory, Inc.

ksmith@pcgadvisory.com